                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70306

PROSPECTUS SUPPLEMENT NO. 5
TO PROSPECTUS DATED OCTOBER 22, 2001

                                  $360,000,000

                               The PMI Group, Inc.

                  2.50% Senior Convertible Debentures due 2021

                                       and

        Shares of Common Stock Issuable Upon Conversion of the Debentures

                                 ---------------

     This prospectus supplement supplements information contained in the prospectus dated October 22, 2001 covering the resale by selling securityholders of our 2.50% Senior Convertible Debentures due 2021, or the Debentures, and shares of our common stock issuable upon conversion of the Debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the Debentures are set forth in the prospectus.

                                 ---------------

     See "Risk Factors" section beginning on page 6 of the prospectus to read about factors you should consider before purchasing the Debentures or common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         The information in the table appearing under the caption "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto with the information that is set forth below:


                                                               Aggregate Principal
                                                              Amount of Debentures    Percentage of    Number of Shares of
                                                                Beneficially Owned      Debentures          Common Stock
                            Name                                   and Offered          Outstanding            Offered
                            ----                                   -----------          -----------            -------

American Samoa Government.................................              48,000              *                       543

BP Amoco PLC Master Trust.................................             650,000              *                     7,360

GOJO Hedge Partnership....................................              24,000              *                       271

Hotel Union & Hotel Industry of Hawaii Pension Plan.......             510,000              *                     5,775

Jeffries and Company Inc..................................              11,000              *                       124

KBC Financial Products USA Inc............................           3,400,000              *                    38,501

SSI Blended Market Neutral LP.............................             242,000              *                     2,740

The Estate of James Campbell..............................             155,000              *                     1,755

The James Campbell Corporation............................             202,000              *                     2,287

Unity House...............................................             139,000              *                     1,574

Viacom Inc. Pension Plan Master Trust.....................              56,000              *                       634

     To our knowledge, none of the selling securityholders listed above has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

                                 ---------------

           The date of this prospectus supplement is March 27, 2002.

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